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                                                                    EXHIBIT 10.4

                                NEN HOLDING INC,
                                549 Albany Street
                           Boston, Massachusetts 02118

December 15, 1997


Ms., Margaret C. Turner
596 Route 34
East Chatham, NY 120

Dear Margaret:

This letter extends, an offer to you to become the Senior Vice President Human Resources of NEN Life Science Products (NEN or "the Company"). It is clear that you bring the scope, talent and experience necessary to lead the HR function of our company in the years ahead. Please consider this document a conveyance of the basic terms and agreements of our offer.

POSITION RESPONSIBILITY

Senior Vice President Human Resources with full responsibility and accountability for Organizational Development, all human resources programs and procedures, and internal/external communications.

Your official start date of these duties will be January 5, 1998.

SALARY

The minimum base salary of your position will be $165,000 per annum, which shall be paid in installments on a bi-weekly basis. The Company shall review your performance on each anniversary of your date of hire and at its sole discretion may increase your base salary for the position based on your performance and die financial condition of the Company at that time.

BONUS AND INCENTIVE COMPENSATION

A copy of the executive bonus plan entitled "Annual Incentive Plan" will be sent to you in the next few days and I will be pleased to review it with you. Central to that discussion will be the Company's budgeted EBITDA, a performance measurement on which the incentive plan is based. In 1998, the EBITDA budget is approximately $20.0 million. The design of our plan contains the following key elements:

     (1) Threshold for payment of any bonuses is corporate performance of 85% of the EBITDA budget.

     (2)  Target bonuses are paid upon achieving 110% of the EBITDA budget.


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Margaret C. Turner
December 15, 1997
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     (3)  Bonuses are not capped.

     (4) The plan incorporates an increasing percentage of payout as Company performance progresses from threshold to budget to 110% of budget and beyond.

     (5)  At 110% of budget, your bonus would be 40% of salary,

     (6) The bonus for each individual will be split between corporate performance and personal objectives, with the greatest weight given to corporate performance.

Your minimum guaranteed bonus for 1998 will be $25,000. If your performance and payout as measured by the annual incentive plan exceed the guaranteed amount you will receive the higher of the two figures for your payout.

EQUITY PARTICIPATION

You are invited to co-invest with myself and Genstar Capital Partners II, L.P. ("Genstar") in NEN. We offer you the opportunity to invest up to $150,000 in the Company. We will enter into a Stockholders' Agreement outlining the rights and responsibilities of the shareholders. All shareholders will be subject to dilution for such things as the proposed stock option plan.

STOCK OPTIONS

The Board of Directors of NEN has established a Stock Option Plan setting aside ten percent (10%) of the stock of the Company on a fully diluted basis. Coincident with your employment, the Company will grant you an option of 250 shares at a grant price to be determined by the Board. The plan has a ten (10) year life and a five (5) year vesting schedule in equal twenty percent (20%) increments on each anniversary date of the grant. Further grants of stock options to you would be made annually at the Board's discretion based upon your and the Company's performance.

Should there be a significant change whereby Genstar's nominees no longer control the Board of Directors ("Change of Control") and you are subsequently terminated without Cause (see "Severance Agreement" below for definition of Cause) by the Board of Directors, or you terminate with good reason, within eighteen (18) months of the Change of Control, all stock options that have been granted to you will vest immediately.

BENEFITS

You shall be entitled to participate in the Company's benefit plans, including group health and medical insurance plans, as they are adopted from time to time beginning on the first day of your employment. Description of these plans will be sent under separate cover and someone will be available to provide further explanation. You shall be entitled to four (4) weeks paid vacation per year.


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Margaret C. Turner
December 15, 1997
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PENSION AND 401K SAVINGS PLAN

You will be eligible to join the pension plan and 401K savings plan of NEN. Both of these plans are similar to those provided to the employees of NEN by DuPont. NEN has contractually agreed with DuPont to maintain a benefits package "substantially similar" to the current DuPont benefits package for a period of three (3) years from the date of closing.

SEVERANCE AGREEMENT

NEN will provide protection for you in the event of your termination for reasons other than Cause. If you are terminated without Cause or if you resign for good reason, you will receive one (1) year's base salary and eighteen (18) months continuation of benefits. Attached as Schedule A is a definition of Cause and Resignation without Good Reason.

EXPENSE REIMBURSEMENT

The Company will reimburse you for reasonable and necessary business expenses incurred while performing your duties as described in this letter, subject to the policies, procedures and controls that the Company may from time to time adopt. Expense reimbursement will be subject to the approval of the CEO. The Company will pay your relocation expenses according to policy. If, in addition, NEN fails to perform according to our agreement, NEN will reimbursement you for your legal fees and expenses in connection with resolution of the dispute.

SUCCESSORS: BINDING AGREEMENT

This agreement shall not be terminated by any merger or consolidation of the transfer of all or substantially all of the assets of NEN. In the event of such transaction, the provisions of the agreement shall be binding on the surviving entity. NEN will cause any successor to assume all of the obligations of the agreements. Failure to obtain such assumption prior to the effective date of the merger or consolidation shall constitute Good Reason hereunder and entitle you to terminate your employment and receive the compensation and benefits as contained in this agreement.

If you should die while any amounts payable to you were owing had you continued to live, those amounts will be payable to such persons as you appoint in writing, or if no such persons are appointed, to your estate.


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Margaret C. Turner
December 15, 1997
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INDEMNIFICATION

The Company will indemnify you to the fullest extent permitted by law for any liability incurred as a result of the conduct of your duties as an officer of NEN.

Margaret, I believe that NEN will provide an excellent opportunity for your next challenge. I am extending this offer to you to become our Vice President Human Resources in good faith, and I look forward to a long and close working relationship with you.

Sincerely,


/s/ John L. Zabriskie
John L. Zabriskie
Chairman, President and Chief Executive Officer


Attachment


Accepted this 16th day of December, 1997.


/s/ Margaret C. Turner
______________________________________
Margaret C. Turner


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                                                                      SCHEDULE A

     SECTION 1. Termination of Employment. (a) Termination for Cause; Resignation Without Good Reason. (i) If the Executive's employment is terminated by the Company for Cause (as defined below), or if the Executive resigns from his employment hereunder, other than for Good Reason (as defined below), the Executive shall be entitled to only (A) severance benefits as provided by the Company's general procedures and practices applicable to all employees terminated in like circumstances, if any, and (B) payment of the pro rata portion of the Executive's salary through and including the date of termination or resignation.

     (ii) For purpose of this Agreement, termination for "Cause" shall mean termination of the Executive's employment by the company because of (A) the Executive's conviction for, or guilty plea to, a felony or a crime involving moral turpitude; (B) the Executive's commission of an act of willful gross misconduct resulting in material harm to the Company; or (C) the executive's willful and repeated failure, after written notice, to follow the written policies of the Company as established by the board of the directors of the Company ("the Board").

     (iii) For purposes of this Agreement, resignation for "Good Reason " shall mean the resignation of the Executive after (A) notice in writing is given him of his relocation, without the Executive's consent, to a place of business more than 35 miles outside of the Boston Metropolitan Statistical Area (B) A reduction in the Executive's benefits or pay or (C) a substantial adverse alternation occurs in the nature or status of the Executive's responsibilities from those in effect on the date hereof.

     (iv) The date of termination for Cause shall be the date of receipt by the Executive of written notice of such termination. The date of resignation without Good Reason shall be the date of receipt by the Company of a written notice of such resignation.